Exhibit 23.3

Consent of Independent Auditors

We hereby consent to the incorporation by reference in the registration statement of Nexus Telocation Systems Ltd. (the “Company”), on Form F-3 (No. 333-111019), and each prospectus constituting a part thereof, of our report dated February 26, 2004 as amended, relating to the consolidated financial statements for Tracsat SA, for the year ended December 31, 2003 included in the Annual Report on Form 20-F for the year ended December 31, 2003, filed with the Securities and Exchange Commission on June 30, 2004.

/s/ Grant Thornton Argentina S.C.

Buenos Aires, Argentina
September 17, 2004